EXHIBIT 15




Ford Motor Credit Company
The American Road
Dearborn, Michigan

Re: Ford Motor Credit Company Registration Statement No. 33-30875 on Form S-8 and Registration Statements Nos. 33-24928, 33-55237, 33-53101 and 33-55945 on Form S-3


     We are aware that our report dated October 26, 1994 accompanying the unaudited interim financial information of Ford Motor Credit Company and subsidiaries for the periods ended September 30, 1994 and 1993 and included in the Ford Motor Credit Company Quarterly Report on Form 10-Q for the quarter ended September 30, 1994 will be incorporated by reference in the above Registration Statements. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

/x/ Coopers & Lybrand
COOPERS & LYBRAND L.L.P.

Detroit,  Michigan
November 3, 1994



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